                                                                   Exhibit 10(p)

                                  SUMMARY SHEET
                                       OF
                                2005 COMPENSATION

DIRECTOR COMPENSATION

     Non-employee directors are paid an annual retainer of $24,000 - one-half in the form of restricted stock issued under the Company's 2003 Stock Option and Incentive Plan and one-half in cash. The restricted stock will vest in three equal annual installments beginning on April 20, 2005 or if earlier, in full on the date he or she is no longer serving as a director. The cash portion of the annual retainer is paid on a quarterly basis. Further, each non-employee director acting as chair of a committee is an additional annual retainer of $1,000. Directors and committee chairs who are employees receive no separate compensation for Board service. A copy of the 2003 Stock Option and Incentive Plan is filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2004 (the "2004 10-K").

     Each non-employee director also receives a cash fee of $900 for each meeting of the Board of Directors of the Company attended and $600 for each committee meeting. Directors serving as chairs of committees and the director designated as the Presiding Independent Director receive an additional annual cash retainer of $2,000, payable on a quarterly basis. Non-employee directors who attend seminars or other training sessions are approved in advance by the Chairman of the Board are paid an additional fee of $900 for each full day spent in training and reimbursement for travel and other expenses incurred. The Company provides and/or reimburses directors for accommodations, travel or meals in connection with attending corporate, board or other authorized functions. This includes Board of Directors meetings, committee meetings, and Board retreats. Directors are also reimbursed for travel expenses in associated with attending Board and Committee meetings.

NAMED EXECUTIVE OFFICERS

     The executive officers of the Company serve at the discretion of the Board of Directors. The following are the current base salaries for the Company's Chief Executive Officer and its other most highly compensated executive officers who will be identified in the Company's proxy statement for the 2005 annual meeting (the "Named Executive Officers"):

Michael T. Vea, Chairman,
President and Chief Executive Officer   $405,000

Archie M. Brown, Executive
Vice-President Commercial and
Consumer Banking                        $246,000

Sheila A. Stoke, Senior
Vice-President, Controller and
Principal Accounting Officer            $102,700

Martin M. Zorn, Executive
Vice-President, Chief Risk Officer
and Secretary                           $235,750

     The Compensation Committee of the Board of Directors determines and approves the compensation payable to the Chief Executive Officer, Chief Financial Officer, Executive Vice-President - Chief Risk Officer and the Executive Vice-President - Commercial and Consumer Banking (collectively, the "Principal Officers"). Each of the Principal Officers is currently a party to an employment agreement with the Company. Copies of the employment agreements with the Principal Officers are filed as exhibits to the 2004 10-K. The current salaries of the Principal Officers are currently based on the terms of their Employment Agreement and may be increased by action of the Compensation Committee. Ms. Stoke is not a party to an employment agreement and her salary is determined by the Chief Executive Officer.

     Messrs. Vea, Brown and Zorn are eligible to receive a cash bonus for achievement of objective performance targets under the Company's 2003 Executive Annual and Long-Term Incentive Plan (the "Incentive Plan"). A copy of the Incentive Plan is filed as an exhibit to the Company's 2004 Report on Form 10-K. The Compensation Committee established the annual objectives for the 2005 plan year under Incentive Plan for the following Named Executive Officers: Michael T. Vea, Archie M. Brown and Martin M. Zorn. The annual objectives for the plan year ended December 31, 2005 are: earnings per share, credit quality and four to five individual strategic drivers set for each executive. As provided in the Incentive Plan, 40% of any bonus earned for the 2005 plan year will be deferred for payment until completion of the 2006 plan year contingent upon achievement of certain long-term goals. Ms. Stoke is not a participant in the Incentive Plan, but is eligible to receive a discretionary bonus determined by the Chief Executive Officer.

     Each of the Named Executive Officers is eligible to receive awards under the Company's 2003 stock option and incentive plan ("Stock Plan"). A copy of the Stock Plan is filed as an exhibit to the 2004 10-K.

     The Company also provides matching contributions to the accounts of the Named Executive Officers under its Employees 401(k) Plan and pays for term life insurance for each of the Named Executive Officers.


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